Exhibit 99.1

PART II

ITEM 8.	CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
The following financial statements are filed as part of this Current Report on Form 8-K:

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of salesforce.com, inc.

We have audited the accompanying consolidated balance sheets of salesforce.com, inc. as of January 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended January 31, 2016. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of salesforce.com, inc. at January 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), salesforce.com inc.'s internal control over financial reporting as of January 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework and our report dated March 4, 2016 expressed an unqualified opinion thereon.

As discussed in Notes 2, 6, 7, and 9 to the consolidated financial statements, the Company changed its policy for presentation of debt issuance costs as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update Nos. 2015-03 and 2015-15. The Company also changed its policy for accounting for employee share-based payment transactions as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2016-09.

/s/ ERNST & YOUNG LLP

Redwood City, California
March 4, 2016, except for the effects of the retrospective adoption of the updated accounting standards discussed in Notes 2, 6, 7 and 9 to the consolidated financial statements, as to which the date is September 1, 2016.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of salesforce.com, inc.
We have audited salesforce.com, inc.’s internal control over financial reporting as of January 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework (the COSO criteria). salesforce.com, inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, salesforce.com, inc. maintained, in all material respects, effective internal control over financial reporting as of January 31, 2016, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of salesforce.com, inc. as of January 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended January 31, 2016 of salesforce.com, inc. and our report dated March 4, 2016 (except for the effects of the retrospective adoption of the updated accounting standards discussed in Notes 2, 6, 7 and 9 to the consolidated financial statements, as to which the date is September 1, 2016) expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP

San Jose, California
March 4, 2016

salesforce.com, inc.
Consolidated Balance Sheets
(in thousands, except per share data)

	January 31, 2016	January 31, 2015

Assets
Current assets:
Cash and cash equivalents	$1,158,363	$908,117
Short-term marketable securities	183,018	87,312
Accounts receivable, net of allowance for doubtful accounts of $10,488 and $8,146 at January 31, 2016 and 2015, respectively	2,496,165	1,905,506
Deferred commissions	259,187	225,386
Prepaid expenses and other current assets	250,594	245,026
Land and building improvements held for sale	0	143,197
Total current assets	4,347,327	3,514,544
Marketable securities, noncurrent	1,383,996	894,855
Property and equipment, net	1,715,828	1,125,866
Deferred commissions, noncurrent	189,943	162,796
Capitalized software, net	384,258	433,398
Goodwill	3,849,937	3,782,660
Strategic investments	520,721	175,774
Other assets, net (1)	370,910	449,145
Restricted cash	0	115,015
Total assets	$12,762,920	$10,654,053
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$1,349,338	$1,103,335
Deferred revenue	4,267,667	3,286,768
Total current liabilities	5,617,005	4,390,103
Convertible 0.25% senior notes, net (1)	1,088,097	1,060,454
Loan assumed on 50 Fremont (1)	197,998	0
Revolving credit facility	0	299,164
Deferred revenue, noncurrent	23,886	34,681
Other noncurrent liabilities	833,065	894,468
Total liabilities	7,760,051	6,678,870
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized and none issued and outstanding	0	0
Common stock, $0.001 par value; 1,600,000 shares authorized, 670,929 and 650,596 issued and outstanding at January 31, 2016 and 2015, respectively	671	651
Additional paid-in capital	5,705,386	4,604,485
Accumulated other comprehensive loss	(49,917)	(24,108)
Accumulated deficit	(653,271)	(605,845)
Total stockholders’ equity	5,002,869	3,975,183
Total liabilities and stockholders’ equity	$12,762,920	$10,654,053

(1) Please refer to Note 2, “New Accounting Pronouncements Adopted” for detail on the accounting pronouncements adopted and the impacts on the periods presented.

See accompanying Notes.

salesforce.com, inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Fiscal Year Ended January 31,
	2016	2015	2014
Revenues:
Subscription and support	$6,205,599	$5,013,764	$3,824,542
Professional services and other	461,617	359,822	246,461
Total revenues	6,667,216	5,373,586	4,071,003
Cost of revenues (1)(2):
Subscription and support	1,188,967	924,638	711,880
Professional services and other	465,581	364,632	256,548
Total cost of revenues	1,654,548	1,289,270	968,428
Gross profit	5,012,668	4,084,316	3,102,575
Operating expenses (1)(2):
Research and development	946,300	792,917	623,798
Marketing and sales	3,239,824	2,757,096	2,168,132
General and administrative	748,238	679,936	596,719
Operating lease termination resulting from purchase of 50 Fremont	(36,617)	0	0
Total operating expenses	4,897,745	4,229,949	3,388,649
Income (loss) from operations	114,923	(145,633)	(286,074)
Investment income	15,341	10,038	10,218
Interest expense	(72,485)	(73,237)	(77,211)
Other expense (1)(3)	(15,292)	(19,878)	(4,868)
Gain on sales of land and building improvements	21,792	15,625	0
Income (loss) before benefit from (provision for) income taxes	64,279	(213,085)	(357,935)
Benefit from (provision for) income taxes	(111,705)	(49,603)	125,760
Net loss	$(47,426)	$(262,688)	$(232,175)
Basic net loss per share	$(0.07)	$(0.42)	$(0.39)
Diluted net loss per share	$(0.07)	$(0.42)	$(0.39)
Shares used in computing basic net loss per share	661,647	624,148	597,613
Shares used in computing diluted net loss per share	661,647	624,148	597,613
_______________
(1) Amounts include amortization of purchased intangibles from business combinations, as follows:

	Fiscal Year Ended January 31,
	2016	2015	2014
Cost of revenues	$80,918	$90,300	$109,356
Marketing and sales	77,152	64,673	37,179
Other non-operating expense	3,636	0	0
(2) Amounts include stock-based expenses, as follows:

	Fiscal Year Ended January 31,
	2016	2015	2014
Cost of revenues	$69,443	$53,812	$45,608
Research and development	129,434	121,193	107,420
Marketing and sales	289,152	286,410	258,571
General and administrative	105,599	103,350	91,681
(3) Amount includes approximately $10.3 million loss on conversions of our convertible 0.75% senior notes due January 2015 recognized during fiscal 2015.
See accompanying Notes.

salesforce.com, inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Fiscal Year Ended January 31,
	2016	2015	2014
Net loss	$(47,426)	$(262,688)	$(232,175)
Other comprehensive income (loss), before tax and net of reclassification adjustments:
Foreign currency translation and other losses	(16,616)	(43,276)	(4,930)
Unrealized gains (losses) on investments	(9,193)	1,488	8,120
Other comprehensive income (loss), before tax	(25,809)	(41,788)	3,190
Tax effect	0	0	(2,647)
Other comprehensive income (loss), net of tax	(25,809)	(41,788)	543
Comprehensive loss	$(73,235)	$(304,476)	$(231,632)

See accompanying Notes.

salesforce.com, inc.
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances at January 31, 2013	585,627	$586	$2,410,892	$17,137	$(110,982)	$2,317,633
Exercise of stock options and stock grants to board members for board services	9,952	10	197,012	0	0	197,022
Vested restricted stock units converted to shares	9,265	9	0	0	0	9
Shares issued related to business combinations	2,367	2	81,191	0	0	81,193
Shares issued under employee stock plans	2,932	3	92,482	0	0	92,485
Tax benefits from employee stock plans	0	0	8,048	0	0	8,048
Stock-based expenses	0	0	494,615	0	0	494,615
Temporary equity reclassification	0	0	26,907	0	0	26,907
Equity component of the convertible notes issuance, net	0	0	121,230	0	0	121,230
Purchase of convertible note hedges	0	0	(153,800)	0	0	(153,800)
Issuance of warrants	0	0	84,800	0	0	84,800
Other comprehensive income, net of tax	0	0	0	543	0	543
Net loss	0	0	0	0	(232,175)	(232,175)
Balances at January 31, 2014	610,143	$610	$3,363,377	$17,680	$(343,157)	$3,038,510
Exercise of stock options and stock grants to board members for board services	7,413	8	182,270	0	0	182,278
Vested restricted stock units converted to shares	9,259	9	0	0	0	9
Shares issued related to business combinations	7,185	7	339,076	0	0	339,083
Shares issued under employee stock plans	3,264	4	127,816	0	0	127,820
Tax benefits from employee stock plans	0	0	7,730	0	0	7,730
Settlement of 0.75% convertible notes and related warrants	13,332	13	22,736	0	0	22,749
Stock-based expenses	0	0	561,480	0	0	561,480
Other comprehensive loss, net of tax	0	0	0	(41,788)	0	(41,788)
Net loss	0	0	0	0	(262,688)	(262,688)
Balances at January 31, 2015	650,596	$651	$4,604,485	$(24,108)	$(605,845)	$3,975,183
Exercise of stock options and stock grants to board members for board services	8,278	8	296,493	0	0	296,501
Vested restricted stock units converted to shares	8,933	9	0	0	0	9
Shares issued related to business combinations	117	0	0	0	0	0
Shares issued under employee stock plans	3,005	3	154,957	0	0	154,960
Tax benefits from employee stock plans	0	0	59,496	0	0	59,496
Stock-based expenses	0	0	589,955	0	0	589,955
Other comprehensive loss, net of tax	0	0	0	(25,809)	0	(25,809)
Net loss	0	0	0	0	(47,426)	(47,426)
Balances at January 31, 2016	670,929	$671	$5,705,386	$(49,917)	$(653,271)	$5,002,869
See accompanying Notes.

salesforce.com, inc.
Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended January 31,
	2016	2015	2014
Operating activities:
Net loss	$(47,426)	$(262,688)	$(232,175)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	525,750	448,296	369,423
Amortization of debt discount and transaction costs	27,467	39,620	49,582
Gain on sales of land and building improvements	(21,792)	(15,625)	0
50 Fremont lease termination	(36,617)	0	0
Loss on conversions of convertible senior notes	0	10,326	214
Amortization of deferred commissions	319,074	257,642	194,553
Expenses related to employee stock plans	593,628	564,765	503,280
Changes in assets and liabilities, net of business combinations:
Accounts receivable, net	(582,425)	(544,610)	(424,702)
Deferred commissions	(380,022)	(320,904)	(265,080)
Prepaid expenses and other current assets and other assets	50,772	45,819	105,218
Accounts payable, accrued expenses and other liabilities	253,986	159,973	(29,043)
Deferred revenue	969,686	798,830	612,343
Net cash provided by operating activities (1)	1,672,081	1,181,444	883,613
Investing activities:
Business combinations, net of cash acquired	(58,680)	38,071	(2,617,302)
Proceeds from land and building improvements held for sale	127,066	223,240	0
Purchase of 50 Fremont land and building	(425,376)	0	0
Deposit and withdrawal for purchase of 50 Fremont land and building	115,015	(126,435)	0
Non-refundable amounts received for sale of land and building	6,284	0	0
Strategic investments	(366,519)	(93,725)	(31,160)
Purchases of marketable securities	(1,139,267)	(780,540)	(558,703)
Sales of marketable securities	500,264	243,845	1,038,284
Maturities of marketable securities	37,811	87,638	36,436
Capital expenditures	(284,476)	(290,454)	(299,110)
Net cash used in investing activities	(1,487,878)	(698,360)	(2,431,555)
Financing activities:
Proceeds from borrowings on convertible senior notes, net	0	0	1,132,750
Proceeds from issuance of warrants	0	0	84,800
Purchase of convertible note hedge	0	0	(153,800)
Proceeds from (payments on) revolving credit facility, net	(300,000)	297,325	0
Proceeds from (payments on) term loan, net	0	(285,000)	283,500
Proceeds from employee stock plans	455,482	308,989	289,931
Payments on convertible senior notes	0	(568,862)	(5,992)
Principal payments on capital lease obligations	(82,330)	(70,663)	(41,099)
Net cash provided by (used in) financing activities (1)	73,152	(318,211)	1,590,090
Effect of exchange rate changes	(7,109)	(38,391)	(7,758)
Net increase in cash and cash equivalents	250,246	126,482	34,390
Cash and cash equivalents, beginning of period	908,117	781,635	747,245
Cash and cash equivalents, end of period	$1,158,363	$908,117	$781,635
(1) Please refer to Note 2, “New Accounting Pronouncements Adopted” for detail on the accounting pronouncements adopted and the impacts on the periods presented.

See accompanying Notes.

salesforce.com, inc.
Consolidated Statements of Cash Flows
Supplemental Cash Flow Disclosure
(in thousands)

	Fiscal Year Ended January 31,
	2016	2015	2014
Supplemental cash flow disclosure:
Cash paid during the period for:
Interest	$37,954	$24,684	$21,503
Income taxes, net of tax refunds	$31,462	$36,219	$28,870
Non-cash financing and investing activities:
Fixed assets acquired under capital leases	$12,948	$124,099	$492,810
Building in progress - leased facility acquired under financing obligation	$77,057	$85,118	$40,171
Fair value of equity awards assumed	$0	$1,050	$19,037
Fair value of common stock issued as consideration for business combinations	$0	$338,033	$69,533
Fair value of loan assumed on 50 Fremont	$198,751	$0	$0

See accompanying Notes.

salesforce.com, inc.
Notes to Consolidated Financial Statements
1. Summary of Business and Significant Accounting Policies
Description of Business
Salesforce.com, inc. (the “Company”) is a leading provider of enterprise cloud computing solutions, with a focus on customer relationship management, or CRM. The Company introduced its first CRM solution in February 2000, and has since expanded its service offerings with new editions, solutions, features and platform capabilities.
The Company's mission is to help its customers transform themselves into customer-centric companies by empowering them to connect with their customers in entirely new ways. The Company's Customer Success Platform, including sales force automation, customer service and support, marketing automation, community management, analytics, application development, Internet of Things integration and the Company's professional cloud services, provide the next-generation platform of enterprise applications and services to enable customer success.
Fiscal Year
The Company’s fiscal year ends on January 31. References to fiscal 2016, for example, refer to the fiscal year ending January 31, 2016.
Basis of Presentation
On March 20, 2013, the Company’s certificate of incorporation was amended to increase the number of authorized shares of common stock from 400.0 million to 1.6 billion in order to provide for a four-for-one stock split of the common stock effected in the form of a stock dividend. The record date for the stock split was April 3, 2013, and the additional shares were distributed on April 17, 2013. Each stockholder of record on the close of business on the record date received three additional shares of common stock for each share held. All share and per share data presented herein reflect the impact of the increase in authorized shares and the stock split, as appropriate.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions in the Company’s consolidated financial statements and notes thereto.
Significant estimates and assumptions made by management include the determination of:

•	the best estimate of selling price of the deliverables included in multiple deliverable revenue arrangements,

•	the fair value of assets acquired and liabilities assumed for business combinations,

•	the recognition, measurement and valuation of current and deferred income taxes,

•	the fair value of convertible notes,

•	the fair value of stock awards issued and related forfeiture rates,

•	the useful lives of intangible assets, property and equipment and building and structural components, and

•	the valuation of strategic investments and the determination of other-than-temporary impairments.
Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Segments
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker, who is the chief executive officer, in deciding how to allocate resources and assessing performance. Over the past few years, the Company has completed several acquisitions. These acquisitions have allowed the Company to expand its offerings, presence and reach in various market segments of the enterprise cloud computing market. While the Company has offerings in multiple enterprise cloud computing market segments, the Company’s business operates in one operating segment because all of the Company's offerings operate on a single platform and are deployed in an identical way, and the Company’s chief operating decision maker evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.
Concentrations of Credit Risk and Significant Customers
The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and trade accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable. The Company maintains an allowance for doubtful accounts receivable balances. This allowance is based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts.
No single customer accounted for more than five percent of accounts receivable at January 31, 2016 and 2015. No single customer accounted for five percent or more of total revenue during fiscal 2016, 2015 and 2014.
Geographic Locations
As of January 31, 2016 and 2015, assets located outside the Americas were 11 percent and 12 percent of total assets, respectively.
Revenues by geographical region are as follows (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
Americas	$4,910,745	$3,868,329	$2,899,837
Europe	1,162,808	984,919	741,220
Asia Pacific	593,663	520,338	429,946
	$6,667,216	$5,373,586	$4,071,003
Americas revenue attributed to the United States was approximately 95 percent, 94 percent and 96 percent in fiscal 2016, 2015 and 2014, respectively. No other country represented more than ten percent of total revenue during fiscal 2016, 2015 or 2014.
Revenue Recognition
The Company derives its revenues from two sources: (1) subscription revenues, which are comprised of subscription fees from customers accessing the Company’s enterprise cloud computing services and from customers paying for additional support beyond the standard support that is included in the basic subscription fees; and (2) related professional services such as process mapping, project management, implementation services and other revenue. “Other revenue” consists primarily of training fees.
The Company commences revenue recognition when all of the following conditions are satisfied:

•	there is persuasive evidence of an arrangement;

•	the service has been or is being provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

The Company’s subscription service arrangements are non-cancelable and do not contain refund-type provisions.
Subscription and Support Revenues
Subscription and support revenues are recognized ratably over the contract terms beginning on the commencement date of each contract, which is the date the Company’s service is made available to customers.
Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.
Professional Services and Other Revenues
The majority of the Company’s professional services contracts are on a time and material basis. When these services are not combined with subscription revenues as a single unit of accounting, as discussed below, these revenues are recognized as the services are rendered for time and material contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. Training revenues are recognized as the services are performed.
Multiple Deliverable Arrangements
The Company enters into arrangements with multiple deliverables that generally include multiple subscriptions, premium support and professional services. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately. Subscription services have standalone value as such services are often sold separately. In determining whether professional services have standalone value, the Company considers the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services, the timing of when the professional services contract was signed in comparison to the subscription service start date and the contractual dependence of the subscription service on the customer’s satisfaction with the professional services work. To date, the Company has concluded that all of the professional services included in multiple deliverable arrangements executed have standalone value.
Multiple deliverables included in an arrangement are separated into different units of accounting and the arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. The Company determines the relative selling price for a deliverable based on its vendor-specific objective evidence of selling price (“VSOE”), if available, or its best estimate of selling price (“BESP”), if VSOE is not available. The Company has determined that third-party evidence of selling price (“TPE”) is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party pricing information. The amount of revenue allocated to delivered items is limited by contingent revenue, if any.
For certain professional services, the Company has established VSOE as a consistent number of standalone sales of these deliverables have been priced within a reasonably narrow range. The Company has not established VSOE for its subscription services due to lack of pricing consistency, the introduction of new services and other factors. Accordingly, the Company uses its BESP to determine the relative selling price for its subscription services.
The Company determines BESP by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market strategy, historical standalone sales and contract prices. The determination of BESP is made through consultation with and approval by the Company’s management, taking into consideration the go-to-market strategy. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative selling prices, including both VSOE and BESP.
Deferred Revenue
The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The Company generally invoices customers in annual installments. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, size and new business linearity within the quarter.
Deferred revenue that will be recognized during the succeeding twelve month period is recorded as current deferred revenue and the remaining portion is recorded as noncurrent.

Deferred Commissions
Deferred commissions are the incremental costs that are directly associated with non-cancelable subscription contracts with customers and consist of sales commissions paid to the Company’s direct sales force.
The commissions are deferred and amortized over the non-cancelable terms of the related customer contracts, which are typically 12 to 36 months. The commission payments are paid in full the month after the customer’s service commences. The deferred commission amounts are recoverable through the future revenue streams under the non-cancelable customer contracts. The Company believes this is the preferable method of accounting as the commission charges are so closely related to the revenue from the non-cancelable customer contracts that they should be recorded as an asset and charged to expense over the same period that the subscription revenue is recognized. Amortization of deferred commissions is included in marketing and sales expense in the accompanying consolidated statements of operations.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are stated at fair value.
Marketable Securities
Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Securities are classified as available for sale and are carried at fair value, with the change in unrealized gains and losses, net of tax, reported as a separate component on the consolidated statements of comprehensive loss. Fair value is determined based on quoted market rates when observable or utilizing data points that are observable, such as quoted prices, interest rates and yield curves. Declines in fair value judged to be other-than-temporary on securities available for sale are included as a component of investment income. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value and its intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. The cost of securities sold is based on the specific-identification method. Interest on securities classified as available for sale is also included as a component of investment income.
Fair Value Measurement
The Company measures its cash equivalents, marketable securities and foreign currency derivative contracts at fair value.
The additional disclosures regarding the Company’s fair value measurements are included in Note 2 “Investments”.
Property and Equipment
Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of those assets as follows:

Computer, equipment and software	3 to 9 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the estimated lease term or 10 years
Building and structural components	Average weighted useful life of 32 years
Building improvements	10 years
When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts and any loss on such retirement is reflected in operating expenses.
Capitalized Internal-Use Software Costs
The Company capitalizes costs related to its enterprise cloud computing services and certain projects for internal use incurred during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three to five years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Goodwill and Intangible Assets Impairment Assessments
The Company evaluates and tests the recoverability of its goodwill for impairment at least annually during the fourth quarter or more often if and when circumstances indicate that goodwill may not be recoverable.
Intangible assets are amortized over their useful lives. Each period the Company evaluates the estimated remaining useful life of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. The carrying amounts of these assets are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of these assets, then the carrying amount of such assets is reduced to fair value.
Long- Lived Assets and Impairment Assessment
The Company evaluates long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions, or other events that indicate an asset's carrying amount may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. There was no impairment of long-lived assets during fiscal 2016, 2015 or 2014.
Business Combinations
The Company uses its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. The Company’s estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially established in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluates these estimates and assumptions quarterly and records any adjustments to the Company’s preliminary estimates to goodwill provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.
Leases and Asset Retirement Obligations
The Company categorizes leases at their inception as either operating or capital leases. In certain lease agreements, the Company may receive rent holidays and other incentives. The Company recognizes lease costs on a straight-line basis once control of the space is achieved, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.
The Company establishes assets and liabilities for the present value of estimated future costs to retire long-lived assets at the termination or expiration of a lease. Such assets are depreciated over the lease period into operating expense, and the recorded liabilities are accreted to the future value of the estimated retirement costs.
The Company records assets and liabilities for the estimated construction costs incurred under build-to-suit lease arrangements to the extent it is involved in the construction of structural improvements or takes construction risk prior to commencement of a lease.

Accounting for Stock-Based Expense
The Company recognizes stock-based expenses related to stock options and restricted stock awards on a straight-line basis over the requisite service period of the awards, which is generally the vesting term of four years. The aggregate stock compensation remaining to be amortized to costs and expenses will be recognized over a weighted average period of 2.0 years. The Company recognizes stock-based expenses related to shares issued pursuant to its 2004 Employee Stock Purchase Plan (“ESPP”) on a straight-line basis over the offering period, which is 12 months. Stock-based expenses are recognized net of estimated forfeiture activity. The estimated forfeiture rate applied is based on historical forfeiture rates. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option pricing model.
The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions and fair value per share:

	Fiscal Year Ended January 31,
Stock Options	2016	2015	2014
Volatility	32-37%	37%	37-43%
Estimated life	3.5 years	3.6 years	3.4 years
Risk-free interest rate	1.09-1.42%	1.12-1.53%	0.48-1.21%
Weighted-average fair value per share of grants	$20.22	$17.20	$14.08

	Fiscal Year Ended January 31,
ESPP	2016	2015	2014
Volatility	30-34%	32-35%	31-35%
Estimated life	0.75 years	0.75 years	0.75 years
Risk-free interest rate	0.06-0.76%	0.07-0.23%	0.07-0.10%
Weighted-average fair value per share of grants	$19.49	$14.56	$10.30
The Company estimated its future stock price volatility considering both its observed option-implied volatilities and its historical volatility calculations. Management believes this is the best estimate of the expected volatility over the expected life of its stock options and stock purchase rights.
The estimated life for the stock options was based on an analysis of historical exercise activity. The estimated life of the ESPP was based on the two purchase periods within each offering period. The risk-free interest rate is based on the rate for a U.S. government security with the same estimated life at the time of the option grant and the stock purchase rights.
Advertising Expenses
Advertising is expensed as incurred. Advertising expense was $315.6 million, $203.6 million and $155.8 million for fiscal 2016, 2015 and 2014, respectively.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statement of operations in the period that includes the enactment date.
The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.
Foreign Currency Translation
The functional currency of the Company’s major foreign subsidiaries is generally the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are included in net loss for the period. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates.
Warranties and Indemnification
The Company’s enterprise cloud computing services are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s online help documentation under normal use and circumstances.
The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) which amended the existing FASB Accounting Standards Codification. This standard establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The standard also provides guidance on the recognition of costs related to obtaining and fulfilling customer contracts. The FASB deferred the effective date for the new revenue reporting standard for entities reporting under U.S. GAAP for one year. In accordance with the deferral, ASU 2014-09 will be effective for fiscal 2019, including interim periods within that reporting period. The Company is currently in the process of assessing the adoption methodology, which allows the amendment to be applied retrospectively to each prior period presented, or with the cumulative effect recognized as of the date of initial application. The Company is also evaluating the impact of the adoption of ASU 2014-09 on its condensed consolidated financial statements and has not determined whether the effect will be material to either its revenue results or its deferred commissions balances.
In September 2015, the FASB issued Accounting Standards Update No. 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments (Topic 805)” (“ASU 2015-16”) which eliminates the requirement to restate prior period financial statements for measurement period adjustments in business combinations. ASU 2015-16 requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The new standard is effective for interim and annual periods beginning after December 15, 2015 and early adoption is permitted. The Company is evaluating the impact of the adoption of ASU 2015-16 on its consolidated financial statements.

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”) which requires all deferred income taxes to be classified as noncurrent on the balance sheet. The amendments would be effective for annual periods beginning after December 15, 2016. The Company early adopted this standard retrospectively for all prior periods and reclassified all current deferred tax assets and liabilities to noncurrent deferred tax assets and liabilities on the consolidated balance sheets for all periods presented.
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The new standard is effective for interim and annual periods beginning after December 15, 2018 and early adoption is permitted. The Company is currently evaluating the impact to its consolidated financial statements.
Reclassifications
Certain reclassifications to the fiscal 2015 balances were made to conform to the current period presentation in the Balance Sheet. These reclassifications include strategic investments and other assets, net.
2. New Accounting Pronouncements Adopted

The Company is filing this Current Report on Form 8-K as required to recast its Annual Report on Form 10-K for the fiscal year ended January 31, 2016 filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2016 (the “Fiscal 2016 Form 10-K”), to present the revised Consolidated Balance Sheets and Consolidated Statements of Cash Flow resulting from the Company's retrospective adoption of certain new accounting pronouncements described below in the first quarter of fiscal 2017. These revisions had no impact on our Consolidated Statements of Operations, Consolidated Statements of Comprehensive Loss, or Consolidated Statements of Stockholders' Equity.
In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”), which simplifies the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability rather than an asset. However, ASU 2015-03 does not address deferred issuance costs for line-of-credit arrangements; therefore, in August 2015, the FASB issued Accounting Standards Update No. 2015-15, “Interest-Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” (“ASU 2015-15”). ASU 2015-15 allows an entity to defer debt issuance costs associated with line-of-credit arrangements, including arrangements with no outstanding borrowings, and classify them as an asset, and amortize them over the term of the arrangements. The recognition and measurement guidance for debt issuance costs is not affected by the standards. The Company adopted the standards in fiscal 2017 and the effects have been applied retrospectively. The Consolidated Balance Sheets, Note 6 - Debt and Note 7 - Other Balance Sheet Accounts have been recasted to reflect the adoption of these standards. The unamortized debt issuance costs previously reported in Other assets, net, with a carrying amount of approximately $7.9 million and $11.1 million at January 31, 2016 and 2015, respectively, were reclassified and presented as a deduction of the corresponding liabilities, Convertible 0.25% senior notes, net, Loan assumed on 50 Fremont and Revolving credit facility. This adoption had no impact on the Consolidated Statements of Operations, Consolidated Statement of Comprehensive Loss, Consolidated Statements of Stockholders’ Equity, or the Consolidated Statements of Cash Flow.
In March 2016, the FASB issued Accounting Standards Update No. 2016-09, “Stock Compensation (Topic 718): Improvements to Employee Shared-Based Payment Accounting” (“ASU 2016-09”) which simplifies and improves several aspects of the accounting for employee share-based payment transactions for public entities. The new guidance requires companies to record excess tax benefits and tax deficiencies as income tax benefit or expense in the statement of operations when the awards vest or are settled, and eliminates the requirement to reclassify cash flows related to excess tax benefits from operating activities to financing activities on the statement of cash flows. In fiscal 2017, the Company elected to apply the change in presentation to the statements of cash flows retrospectively and no longer classified the excess tax benefits from employee stock plans as a reduction from operating cash flows for all periods presented in the Consolidated Statements of Cash Flows. The retrospective application of this standard resulted in an increase of $59.5 million, $7.7 million and $8.1 million to net cash provided by operating activities and a correlating decrease of equal amounts to net cash used in (provided by) financing activities for fiscal years ended January 31, 2016, 2015 and 2014 respectively. This adoption had no impact on the Consolidated Statements of Operations, Consolidated Statements of Comprehensive Loss or Consolidated Statements of Stockholders’ Equity.

3. Investments
Marketable Securities
At January 31, 2016, marketable securities consisted of the following (in thousands):

Investments classified as Marketable Securities	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate notes and obligations	$949,266	$1,398	$(2,983)	$947,681
U.S. treasury securities	157,625	375	(56)	157,944
Mortgage backed obligations	104,242	106	(323)	104,025
Asset backed securities	271,292	186	(226)	271,252
Municipal securities	44,934	209	(6)	45,137
Foreign government obligations	18,014	42	(5)	18,051
U.S. agency obligations	16,076	16	(6)	16,086
Covered bonds	6,690	148	0	6,838
Total marketable securities	$1,568,139	$2,480	$(3,605)	$1,567,014
At January 31, 2015, marketable securities consisted of the following (in thousands):

Investments classified as Marketable Securities	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate notes and obligations	$605,724	$3,031	$(481)	$608,274
U.S. treasury securities	73,226	257	(1)	73,482
Mortgage backed obligations	44,181	159	(415)	43,925
Asset backed securities	120,049	131	(43)	120,137
Municipal securities	36,447	115	(25)	36,537
Foreign government obligations	12,023	278	0	12,301
U.S. agency obligations	19,488	26	(4)	19,510
Covered bonds	66,816	1,185	0	68,001
Total marketable securities	$977,954	$5,182	$(969)	$982,167

The duration of the investments classified as marketable securities is as follows (in thousands):

	As of
	January 31, 2016	January 31, 2015
Recorded as follows:
Short-term (due in one year or less)	$183,018	$87,312
Long-term (due after one year)	1,383,996	894,855
	$1,567,014	$982,167
As of January 31, 2016, the following marketable securities were in an unrealized loss position (in thousands):

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate notes and obligations	$531,258	$(2,472)	$48,047	$(511)	$579,305	$(2,983)
U.S. treasury securities	50,434	(56)	0	0	50,434	(56)
Mortgage backed obligations	61,055	(274)	4,780	(49)	65,835	(323)
Asset backed securities	135,917	(199)	5,490	(27)	141,407	(226)
Municipal securities	4,553	(4)	1,959	(2)	6,512	(6)
U.S. agency obligations	5,989	(6)	0	0	5,989	(6)
Foreign government obligations	5,523	(5)	0	0	5,523	(5)
	$794,729	$(3,016)	$60,276	$(589)	$855,005	$(3,605)
The unrealized loss for each individual fixed rate marketable securities was less than $115,000. The Company does not believe any of the unrealized losses represent an other-than-temporary impairment based on its evaluation of available evidence as of January 31, 2016. The Company expects to receive the full principal and interest on all of these marketable securities.
Fair Value Measurement
All of the Company’s cash equivalents, marketable securities and foreign currency derivative contracts are classified within Level 1 or Level 2 because the Company’s cash equivalents, marketable securities and foreign currency derivative contracts are valued using quoted market prices or alternative pricing sources and models utilizing observable market inputs.
The Company uses a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1.    Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2.    Other inputs that are directly or indirectly observable in the marketplace.

Level 3.    Unobservable inputs which are supported by little or no market activity.

The following table presents information about the Company’s assets and liabilities that are measured at fair value as of January 31, 2016 and indicates the fair value hierarchy of the valuation (in thousands):

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balances as of January 31, 2016
Cash equivalents (1):
Time deposits	$0	$236,798	$0	$236,798
Money market mutual funds	216,107	0	0	216,107
Commercial Paper	0	159,230	0	159,230
Agency and sovereign paper	0	13,599	0	13,599
Marketable securities:
Corporate notes and obligations	0	947,681	0	947,681
U.S. treasury securities	0	157,944	0	157,944
Mortgage backed obligations	0	104,025	0	104,025
Asset backed securities	0	271,252	0	271,252
Municipal securities	0	45,137	0	45,137
Foreign government obligations	0	18,051	0	18,051
U.S. agency obligations	0	16,086	0	16,086
Covered bonds	0	6,838	0	6,838
Foreign currency derivative contracts (2)	0	4,731	0	4,731
Total Assets	$216,107	$1,981,372	$0	$2,197,479
Liabilities
Foreign currency derivative contracts (3)	$0	$14,025	$0	$14,025
Total Liabilities	$0	$14,025	$0	$14,025
_____________
(1)Included in “cash and cash equivalents” in the accompanying consolidated balance sheet as of January 31, 2016, in addition to $532.6 million of cash.
(2)Included in “prepaid expenses and other current assets” in the accompanying consolidated balance sheet as of January 31, 2016.
(3)Included in “accounts payable, accrued expenses and other liabilities” in the consolidated balance sheet as of January 31, 2016.

The following table presents information about the Company’s assets and liabilities that are measured at fair value as of January 31, 2015 and indicates the fair value hierarchy of the valuation (in thousands):

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balances as of January 31, 2015
Cash equivalents (1):
Time deposits	$0	$292,487	$0	$292,487
Money market mutual funds	13,983	0	0	13,983
Marketable securities:
Corporate notes and obligations	0	608,274	0	608,274
U.S. treasury securities	0	73,482	0	73,482
Mortgage backed obligations	0	43,925	0	43,925
Asset backed securities	0	120,137	0	120,137
Municipal securities	0	36,537	0	36,537
Foreign government obligations	0	12,301	0	12,301
U.S. agency obligations	0	19,510	0	19,510
Covered bonds	0	68,001	0	68,001
Foreign currency derivative contracts (2)	0	10,611	0	10,611
Total Assets	$13,983	$1,285,265	$0	$1,299,248
Liabilities
Foreign currency derivative contracts (3)	$0	$5,694	$0	$5,694
Total Liabilities	$0	$5,694	$0	$5,694
______________
(1)Included in “cash and cash equivalents” in the accompanying consolidated balance sheet as of January 31, 2015, in addition to $601.6 million of cash.
(2)Included in “prepaid expenses and other current assets” in the accompanying consolidated balance sheet as of January 31, 2015.
(3)Included in “accounts payable, accrued expenses and other liabilities” in the accompanying consolidated balance sheet as of January 31, 2015.
Derivative Financial Instruments
The Company enters into foreign currency derivative contracts with financial institutions to reduce the risk that its cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. The Company uses forward currency derivative contracts to minimize the Company’s exposure to balances primarily denominated in Euros, Japanese yen, Canadian dollars, Australian dollars and British pounds. The Company’s foreign currency derivative contracts, which are not designated as hedging instruments, are used to reduce the exchange rate risk associated primarily with intercompany receivables and payables. The Company’s derivative financial instruments program is not designated for trading or speculative purposes. As of January 31, 2016 and 2015, the foreign currency derivative contracts that were not settled were recorded at fair value on the consolidated balance sheets.
Foreign currency derivative contracts are marked-to-market at the end of each reporting period with gains and losses recognized as other expense to offset the gains or losses resulting from the settlement or remeasurement of the underlying foreign currency denominated receivables and payables. While the contract or notional amount is often used to express the volume of foreign currency derivative contracts, the amounts potentially subject to credit risk are generally limited to the amounts, if any, by which the counterparties’ obligations under the agreements exceed the obligations of the Company to the counterparties.

Details on outstanding foreign currency derivative contracts related primarily to intercompany receivables and payables are presented below (in thousands):

	As of January 31,
	2016	2015
Notional amount of foreign currency derivative contracts	$1,274,515	$942,086
Fair value of foreign currency derivative contracts	$(9,294)	$4,917

The fair value of the Company’s outstanding derivative instruments are summarized below (in thousands):

		Fair Value of Derivative Instruments
		As of January 31,
	Balance Sheet Location	2016	2015
Derivative Assets
Derivatives not designated as hedging instruments:
Foreign currency derivative contracts	Prepaid expenses and other current assets	$4,731	$10,611
Derivative Liabilities
Derivatives not designated as hedging instruments:
Foreign currency derivative contracts	Accounts payable, accrued expenses and other liabilities	$14,025	$5,694

The effect of the derivative instruments not designated as hedging instruments on the consolidated statements of operations during fiscal 2016, 2015 and 2014, respectively, are summarized below (in thousands):

Derivatives Not Designated as Hedging Instruments	Gains (losses) on Derivative Instruments Recognized in Income
		Fiscal Year Ended January 31,
	Location	2016	2015	2014
Foreign currency derivative contracts	Other expense	$(25,786)	$(1,186)	$108
Strategic Investments

The Company's strategic investments are comprised of marketable equity securities and non-marketable debt and equity securities. Marketable equity securities are measured using quoted prices in their respective active markets and the non-marketable equity and debt securities are recorded at cost. These investments are presented on the consolidated balance sheets within strategic investments.

As of January 31, 2016, the Company had six investments in marketable equity securities with a fair value of $16.2 million, which includes an unrealized gain of $8.5 million. As of January 31, 2015, the Company had four investments in marketable equity securities with a fair value of $17.8 million, which included an unrealized gain of $13.1 million. The change in the fair value of the investments in publicly held companies is recorded in the consolidated balance sheets within strategic investments and accumulated other comprehensive loss.

The Company’s interest in non-marketable debt and equity securities consists of noncontrolling debt and equity investments in privately held companies. The Company’s investments in these privately held companies are reported at cost or marked down to fair value when an event or circumstance indicates an other-than-temporary decline in value has occurred. These investments are valued using significant unobservable inputs or data in an inactive market and the valuation requires the Company's judgment due to the absence of market prices and inherent lack of liquidity.

As of January 31, 2016 and 2015, the carrying value of the Company’s non-marketable debt and equity securities was $504.5 million and $158.0 million, respectively. The estimated fair value of the non-marketable debt and equity securities was approximately $714.1 million and $280.0 million as of January 31, 2016 and January 31, 2015, respectively. These investments are measured using the cost method of accounting, therefore the unrealized gains of $209.6 million and $122.0 million as of January 31, 2016 and January 31, 2015, respectively, are not recorded in the consolidated financial statements.
Strategic investments consisted of the following (in thousands):

Description	Balance at beginning of year	Additions	Sales, dispositions and fair market value adjustments (1)	Balance at end of year
Fiscal year ended January 31, 2016
Strategic investments	$175,774	386,219	(41,272)	$520,721
Fiscal year ended January 31, 2015
Strategic investments	$92,489	101,774	(18,489)	$175,774
(1) Amounts include the release of the cost-basis and the current unrealized gain or loss balance recorded in accumulated other comprehensive loss when shares of a publicly-held investment are sold, disposition-related reductions of a cost-basis investment if a privately-held company within the portfolio is acquired by another company, fair market value adjustments such as cost basis reductions related to impairments that are other-than-temporary and unrealized gains or losses related to investments held in publicly traded companies.
Investment Income
Investment income consists of interest income, realized gains, and realized losses on the Company’s cash, cash equivalents and marketable securities. The components of investment income are presented below (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
Interest income	$14,146	$10,129	$9,512
Realized gains	3,287	517	5,952
Realized losses	(2,092)	(608)	(5,246)
Total investment income	$15,341	$10,038	$10,218
Reclassification adjustments out of accumulated other comprehensive loss into net loss were immaterial for fiscal 2016, 2015 and 2014, respectively.
4. Property and Equipment
Property and equipment, net consisted of the following (in thousands):

	As of January 31,
	2016	2015
Land	$183,888	$0
Buildings	614,081	125,289
Computers, equipment and software	1,281,766	1,171,762
Furniture and fixtures	82,242	71,881
Leasehold improvements	473,688	376,761
	2,635,665	1,745,693
Less accumulated depreciation and amortization	(919,837)	(619,827)
	$1,715,828	$1,125,866
Depreciation and amortization expense totaled $302.0 million, $246.6 million and $185.9 million during fiscal 2016, 2015 and 2014, respectively.

Computers, equipment and software at January 31, 2016 and 2015 included a total of $747.1 million and $734.7 million acquired under capital lease agreements, respectively. Accumulated amortization relating to computers, equipment and software under capital leases totaled $310.3 million and $206.7 million, respectively, at January 31, 2016 and 2015. Amortization of assets under capital leases is included in depreciation and amortization expense.
Land
In August 2014, the Company sold approximately 3.7 net acres of its undeveloped real estate, which had been classified as held for sale, for a total of $72.5 million. The Company recognized a gain of $7.8 million, net of closing costs, on the sale of this portion of the Company’s land and building improvements.
Separately, in September 2014, the Company sold approximately 1.5 net acres of its remaining undeveloped real estate, which had been classified as held for sale, and the remaining portion of the perpetual parking rights, for a total of $125.0 million. The Company recognized a gain of $7.8 million, net of closing costs, on the sale of this portion of the Company’s land, building improvements and perpetual parking rights.

In October 2015, the Company sold approximately 8.8 net acres of undeveloped real estate and the associated perpetual parking rights in San Francisco, California, which were classified as held for sale. The total proceeds from the sale were $157.1 million, of which the Company received $127.1 million in October 2015 and previously received a nonrefundable deposit in the amount of $30.0 million during April 2014. The Company recognized a gain of $21.8 million, net of closing costs, on the sale of this portion of the Company’s land and building improvements and perpetual parking rights.
Building
In December 2013, the Company entered into a lease agreement for approximately 445,000 rentable square feet of office space at 350 Mission Street in San Francisco, California. The space rented is for the total office space available in the building, which is in the process of being constructed. As a result of the Company’s involvement during the construction period, the Company is considered for accounting purposes to be the owner of the construction project. As of January 31, 2016, the Company had capitalized $174.6 million of construction costs, based on the construction costs incurred to date by the landlord, and recorded a corresponding current and noncurrent financing obligation liability of $15.4 million and $196.7 million, respectively. As of January 31, 2015, the Company had capitalized $125.3 million of construction costs, based on the construction costs incurred to date by the landlord, and recorded a corresponding noncurrent financing obligation liability of $125.3 million. The total expected financing obligation associated with this lease upon completion of the construction of the building, inclusive of the amounts currently recorded, is $334.0 million, including interest (see Note 10 “Commitments” for future commitment details). The obligation will be settled through monthly lease payments to the landlord once the office space is ready for occupancy. To the extent that operating expenses for 350 Mission are material, the Company, as the deemed accounting owner, will record the operating expenses. In April 2015, the building was placed into service and depreciation commenced.
5. Business Combinations
50 Fremont

In February 2015, the Company acquired 50 Fremont Street, a 41-story building totaling approximately 817,000 rentable square feet located in San Francisco, California (“50 Fremont”). At the time of the acquisition, the Company was leasing approximately 500,000 square feet of the available space in 50 Fremont. As of January 31, 2016, the Company occupied approximately 567,000 square feet. The Company acquired 50 Fremont for the purpose of expanding its global headquarters in San Francisco. Pursuant to the acquisition agreement, the Company also acquired existing third-party leases and other intangible property, terminated the Company’s existing office leases with the seller and assumed the seller's outstanding loan on 50 Fremont. In accordance with Accounting Standards Codification 805 (“ASC 805”), Business Combinations, the Company accounted for the building purchase as a business combination.
The purchase consideration for the corporate headquarters building was as follows (in thousands):

Fair Value
Cash	$435,189
Loan assumed on 50 Fremont	200,000
Prorations due to ownership transfer midmonth	2,411
Total purchase consideration	$637,600

The following table summarizes the fair values of net tangible and intangible assets acquired (in thousands):

Fair Value
Building	$435,390
Land	183,888
Termination of salesforce operating lease	9,483
Acquired lease intangibles	7,590
Loan assumed on 50 Fremont fair market value adjustment	1,249
Total	$637,600
To fund the purchase of 50 Fremont, the Company used $115.0 million of restricted cash that the Company had on the balance sheet as of January 31, 2015.
In connection with the purchase, the Company recognized a net non-cash gain totaling approximately $36.6 million on the termination of the lease signed in January 2012. This amount reflects a gain of $46.1 million for the reversal of tenant incentives provided from the previous landlord at the inception of the lease and a loss of $9.5 million related to the termination of the Company's operating lease. The tax impact as a result of the difference between tax and book basis of the building is insignificant after considering the impact of the Company's valuation allowance. The amounts above have been included in the Company's consolidated statements of operations and consolidated balance sheet. The Company has included the rental income from third party leases with other tenants in the building, and the proportionate share of building expenses for those leases in other expense in the Company's consolidated results of operations from the date of acquisition. These amounts are recorded in other expense as this net rental income is not part of our core operations. These amounts were not material for the periods presented.
Business Combinations Fiscal 2016
During fiscal 2016, the Company acquired several companies for an aggregate of $60.1 million in cash, net of cash acquired, and has included the financial results of these companies in its consolidated financial statements from the respective dates of acquisition. These transactions, individually and in aggregate, are not material to the Company. The Company accounted for these transactions as business combinations. In allocating the purchase consideration for each company based on estimated fair values, the Company recorded $68.7 million of goodwill. Some of the goodwill balance associated with these transactions is deductible for U.S. income tax purposes.

Fiscal Year 2015

RelateIQ, Inc.
On August 1, 2014, the Company acquired the outstanding stock of RelateIQ, Inc. (“RelateIQ”), a relationship intelligence platform company that uses data science and machine learning to automatically capture data from email, calendars and smartphone calls and provide data science-driven insights in real time. The Company acquired RelateIQ for the assembled workforce and expected synergies with the Company’s current offerings. The Company has included the financial results of RelateIQ in the consolidated financial statements from the date of acquisition, which have not been material to date. The acquisition date fair value of the consideration transferred for RelateIQ was approximately $340.2 million, which consisted of the following (in thousands, except share data):

Fair Value
Cash	$1,123
Common stock (6,320,735 shares)	338,033
Fair value of stock options and restricted stock awards assumed	1,050
Total	$340,206

The fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model. The share conversion ratio of 0.12 was applied to convert RelateIQ’s outstanding equity awards for RelateIQ’s common stock into equity awards for shares of the Company’s common stock.

The following table summarizes the estimated fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Fair Value
Cash	$39,194
Intangible assets	16,200
Goodwill	289,857
Current and noncurrent liabilities	(4,700)
Deferred tax liability	(345)
Net assets acquired	$340,206

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. The fair values assigned to tangible assets acquired, liabilities assumed and identifiable intangible assets are based on management’s estimates and assumptions.
The following table sets forth the components of identifiable intangible assets acquired (in thousands) and their estimated useful lives as of the date of acquisition:

	Fair Value	Useful Life
Developed technology	$14,470	7 years
Customer relationships and other purchased intangible assets	1,730	1-3 years
Total	$16,200

The amount recorded for developed technology represents the estimated fair value of RelateIQ’s relationship intelligence technology. The amount recorded for customer relationships represent the fair values of the underlying relationships with RelateIQ customers. The goodwill balance is primarily attributed to the assembled workforce and expanded market opportunities when integrating RelateIQ’s relationship intelligence technology with the Company’s other offerings. The goodwill balance is not deductible for U.S. income tax purposes.
The Company assumed unvested equity awards for shares of RelateIQ’s common stock with a fair value of $33.9 million. Of the total consideration, $1.1 million was allocated to the purchase consideration and $32.8 million was allocated to future services and will be expensed over the remaining service periods on a straight-line basis.

Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually during the fourth quarter.
Goodwill consisted of the following (in thousands):

Balance as of January 31, 2014	$3,500,823
RelateIQ	289,857
Finalization of acquisition date fair values	(8,020)
Balance as of January 31, 2015	3,782,660
Other acquisitions	68,655
Finalization of acquisition date fair values	(1,378)
Balance as of January 31, 2016	$3,849,937
There was no impairment of goodwill during fiscal 2016, 2015 or 2014.
Intangible Assets
Intangible assets acquired resulting from business combinations are as follows as of January 31, 2016 (in thousands):

	Gross Fair Value	Accumulated Amortization	Net Book Value	Weighted Average Remaining Useful Life
Acquired developed technology	$684,260	$(451,889)	$232,371	3.4
Customer relationships	410,763	(160,866)	249,897	5.2
Trade name and trademark	38,980	(38,980)	0	0.0
Territory rights and other	12,372	(8,585)	3,787	2.6
50 Fremont lease intangibles	7,713	(3,762)	3,951	2.3
Total	$1,154,088	$(664,082)	$490,006	4.3

Intangible assets acquired resulting from business combinations were as follows as of January 31, 2015 (in thousands):

	Gross Fair Value	Accumulated Amortization	Net Book Value	Weighted Average Remaining Useful Life
Acquired developed technology	$674,160	$(371,997)	$302,163	4.3
Customer relationships	409,603	(107,245)	302,358	6.1
Trade name and trademark	38,980	(17,142)	21,838	1.0
Territory rights	12,355	(6,522)	5,833	3.1
Total	$1,135,098	$(502,906)	$632,192	5.0

The expected future amortization expense for purchased intangible assets as of January 31, 2016 is as follows (in thousands):

Fiscal Period:
Fiscal 2017	$131,491
Fiscal 2018	118,762
Fiscal 2019	101,425
Fiscal 2020	73,268
Fiscal 2021	45,859
Thereafter	19,201
Total amortization expense	$490,006
6. Debt
Convertible Senior Notes

	Par Value Outstanding	Equity Component Recorded at Issuance		Liability Component of Par Value as of January 31,
(in thousands)				2016		2015
0.25% Convertible Senior Notes due April 1, 2018	$1,150,000	$122,421	(1)	$1,088,097	(2)	$1,060,454	(2)
___________
(1)This amount represents the equity component recorded at the initial issuance of the 0.25% convertible senior notes.
(2)In April 2015, the FASB issued ASU 2015-03 which simplifies the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability rather than an asset. The Company adopted this standard in fiscal 2017 and retrospectively applied the standard for all periods presented.

In March 2013, the Company issued at par value $1.15 billion of 0.25% convertible senior notes (the “0.25% Senior Notes”) due April 1, 2018, unless earlier purchased by the Company or converted. Interest is payable semi-annually, in arrears on April 1 and October 1 of each year.
The 0.25% Senior Notes are governed by an indenture between the Company, as issuer, and U.S. Bank National Association, as trustee. The 0.25% Senior Notes are unsecured and do not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by the Company.
If converted, holders of the 0.25% Senior Notes will receive cash equal to the principal amount, and at the Company’s election, cash, shares of the Company’s common stock, or a combination of cash and shares, for any amounts in excess of the principal amounts.
Certain terms of the conversion features of the 0.25% Senior Notes are as follows:

	Conversion Rate per $1,000 Par Value	Initial Conversion Price per Share	Convertible Date
0.25% Senior Notes	15.0512	$66.44	January 1, 2018
Throughout the term of the 0.25% Senior Notes, the conversion rate may be adjusted upon the occurrence of certain events, including any cash dividends. Holders of the 0.25% Senior Notes will not receive any cash payment representing accrued and unpaid interest upon conversion of the 0.25% Senior Notes. Accrued but unpaid interest will be deemed to be paid in full upon conversion rather than canceled, extinguished or forfeited.
Holders may convert the 0.25% Senior Notes under the following circumstances:

•
during any fiscal quarter, if, for at least 20 trading days during the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter, the last reported sales price of the Company’s common stock for such trading day is greater than or equal to 130% of the applicable conversion price on such trading day share of common stock on such last trading day;

•	in certain situations, when the trading price of the 0.25% Senior Notes is less than 98% of the product of the sale price of the Company’s common stock and the conversion rate;

•	upon the occurrence of specified corporate transactions described under the 0.25% Senior Notes indenture, such as a consolidation, merger or binding share exchange; or

•	at any time on or after the convertible date noted above.
Holders of the 0.25% Senior Notes have the right to require the Company to purchase with cash all or a portion of the Notes upon the occurrence of a fundamental change, such as a change of control, at a purchase price equal to 100% of the principal amount of the 0.25% Senior Notes plus accrued and unpaid interest. Following certain corporate transactions that constitute a change of control, the Company will increase the conversion rate for a holder who elects to convert the 0.25% Senior Notes in connection with such change of control.
In accounting for the issuances of the 0.25% Senior Notes, the Company separated the 0.25% Senior Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the par value of the 0.25% Senior Notes as a whole. The excess of the principal amount of the liability component over its carrying amount (“debt discount”) is amortized to interest expense over the term of the 0.25% Senior Notes. The equity component is not remeasured as long as it continues to meet the conditions for equity classification.
In accounting for the transaction costs related to the 0.25% Senior Notes issuance, the Company allocated the total amount incurred to the liability and equity components based on its relative values. Transaction costs attributable to the liability component are being amortized to expense over the terms of the 0.25% Senior Notes, and transaction costs attributable to the equity component were netted with the equity component in temporary stockholders’ equity and stockholders’ equity.
The 0.25% Senior Notes consisted of the following (in thousands):

	As of
	January 31, 2016	January 31, 2015
Liability component :
Principal (1)	$1,150,000	$1,150,000
Less: debt discount, net (2)	(54,941)	(79,308)
Less: debt issuance cost (3)	(6,962)	(10,238)
Net carrying amount	$1,088,097	$1,060,454
(1)The effective interest rates of the 0.25% Senior Notes is 2.53%. These interest rates were based on the interest rates of a similar liability at the time of issuance that did not have an associated convertible feature.
(2)Included in the consolidated balance sheets within Convertible 0.25% Senior Notes (which is classified as a noncurrent liability) and is amortized over the life of the 0.25% Senior Notes using the effective interest rate method.
(3)In April 2015, the FASB issued ASU 2015-03 which simplifies the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability rather than an asset. The Company adopted this standard in fiscal 2017 and retrospectively applied the standard for all periods presented.
The total estimated fair values of the Company’s 0.25% Senior Notes at January 31, 2016 was $1.4 billion. The fair value was determined based on the closing trading price per $100 of the 0.25% Senior Notes as of the last day of trading for fiscal 2016.
Based on the closing price of the Company’s common stock of $68.06 on January 29, 2016, the if-converted value of the 0.25% Senior Notes exceeded their principal amount by approximately $28.0 million. Based on the terms of the 0.25% Senior Notes, the 0.25% Senior Notes were not convertible at any time during the fiscal year ended January 31, 2016.
Note Hedges
To minimize the impact of potential economic dilution upon conversion of the 0.25% Senior Notes, the Company entered into convertible note hedge transactions with respect to its common stock (the “Note Hedges”).

(in thousands, except for shares)	Date	Purchase	Shares
0.25% Note Hedges	March 2013	$153,800	17,308,880
The Note Hedges cover shares of the Company’s common stock at a strike price that corresponds to the initial conversion price of the respective 0.25% Senior Notes, also subject to adjustment, and are exercisable upon conversion of the 0.25% Senior Notes. The Note Hedges will expire upon the maturity of the 0.25% Senior Notes. The Note Hedges are intended to reduce the potential economic dilution upon conversion of the 0.25% Senior Notes in the event that the market value per share of the Company’s common stock, as measured under the 0.25% Senior Notes, at the time of exercise is greater than the conversion price of the 0.25% Senior Notes. The Note Hedges are separate transactions and are not part of the terms of the 0.25% Senior Notes. Holders of the 0.25% Senior Notes will not have any rights with respect to the Note Hedges. The Note Hedges do not impact earnings per share.
Warrants

	Date	Proceeds (in thousands)	Shares	Strike Price
0.25% Warrants	March 2013	$84,800	17,308,880	$90.40

In March 2013, the Company also entered into a warrants transaction (the “0.25% Warrants”), whereby the Company sold warrants to acquire, subject to anti-dilution adjustments, shares of the Company’s common stock. The 0.25% Warrants were anti-dilutive for the periods presented. The 0.25% Warrants are separate transactions entered into by the Company and are not part of the terms of the 0.25% Senior Notes or the 0.25% Note Hedges. Holders of the 0.25% Senior Notes and 0.25% Note Hedges will not have any rights with respect to the 0.25% Warrants.
Term Loan
On July 11, 2013, the Company entered into a credit agreement (the “Prior Credit Agreement”) with Bank of America, N.A. and certain other lenders. The Prior Credit Agreement provided for a $300.0 million term loan (the “Term Loan”) maturing on July 11, 2016 (the “Term Loan Maturity Date”), which was entered into in conjunction with and for purposes of funding the acquisition of ExactTarget in fiscal 2014. The Term Loan bore interest at the Company’s option at either a base rate plus a spread of 0.50% to 1.00% or an adjusted LIBOR rate as defined in the Prior Credit Agreement plus a spread of 1.50% to 2.00%.
In October 2014, the Company repaid the Term Loan in full and the Prior Credit Agreement was terminated.
Revolving Credit Facility
In October 2014, the Company entered into an agreement (the “Credit Agreement”) with Wells Fargo, N.A. and certain other institutional lenders that provides for a $650.0 million unsecured revolving credit facility that matures on October 6, 2019 (the “Credit Facility”). Immediately upon closing, the Company borrowed $300.0 million under the Credit Facility, approximately $262.5 million of which was used to repay in full the indebtedness under the Company's Term Loan, as described above. Borrowings under the Credit Facility bear interest, at the Company’s option at either a base rate, as defined in the Credit Agreement, plus a margin of 0.00% to 0.75% or LIBOR plus a margin of 1.00% to 1.75%. The Company is obligated to pay ongoing commitment fees at a rate between 0.125% and 0.25%. Such interest rate margins and commitment fees are based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter periods. Interest and the commitment fees are payable in arrears quarterly. The Company may use amounts borrowed under the Credit Facility for working capital, capital expenditures and other general corporate purposes, including permitted acquisitions. Subject to certain conditions stated in the Credit Agreement, the Company may borrow amounts under the Credit Facility at any time during the term of the Credit Agreement. The Company may also prepay borrowings under the Credit Agreement, in whole or in part, at any time without premium or penalty, subject to certain conditions, and amounts repaid or prepaid may be reborrowed.
The Credit Agreement contains certain customary affirmative and negative covenants, including a consolidated leverage ratio covenant, a consolidated interest coverage ratio covenant, a limit on the Company’s ability to incur additional indebtedness, dispose of assets, make certain acquisition transactions, pay dividends or distributions, and certain other restrictions on the Company’s activities each defined specifically in the Credit Agreement. The Company was in compliance with the Credit Agreement’s covenants as of January 31, 2016.

In March 2015, the Company paid down $300.0 million of outstanding borrowings under the Credit Facility. There are currently no outstanding borrowings held under the Credit Facility as of January 31, 2016.

The weighted average interest rate on borrowings under the Credit Facility was 1.6% for the period beginning October 6, 2014 and ended March 2015. The Company continues to pay a fee on the undrawn amount of the Credit Facility.
Loan Assumed on 50 Fremont

The Company assumed a $200.0 million loan with the acquisition of 50 Fremont (the “Loan”). The Loan bears an interest rate of 3.75% per annum and is due in June 2023. The Loan initially requires interest only payments. Beginning in fiscal year 2019, principal and interest payments are required, with the remaining principal due at maturity. For the fiscal year 2016, total interest expense recognized was $7.3 million. The Loan can be prepaid at any time subject to a yield maintenance fee. The agreement governing the Loan contains certain customary affirmative and negative covenants that the Company was in compliance with as of January 31, 2016.
Interest Expense on Convertible Senior Notes, Revolving Credit Facility and Loan Secured by 50 Fremont
The following table sets forth total interest expense recognized related to the Notes, the Term Loan and the Credit Facility prior to capitalization of interest (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
Contractual interest expense	$11,879	$10,224	$10,195
Amortization of debt issuance costs	4,105	4,622	4,470
Amortization of debt discount	24,504	36,575	46,942
	$40,488	$51,421	$61,607
7. Other Balance Sheet Accounts
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	As of
	January 31, 2016	January 31, 2015
Prepaid income taxes	$22,044	$21,514
Customer contract asset	1,423	16,620
Other taxes receivable	27,341	27,540
Prepaid expenses and other current assets	199,786	179,352
	$250,594	$245,026
Customer contract asset reflects future billings of amounts that are contractually committed by ExactTarget’s existing customers as of the acquisition date that will be billed in the next 12 months. As the Company bills these customers this balance will reduce and accounts receivable will increase.
Included in prepaid expenses and other current assets are value-added tax and sales tax receivables associated with the sale of the Company's services to third parties. Value-added tax and sales tax receivables totaled $27.3 million and $27.5 million at January 31, 2016 and 2015, respectively.

Capitalized Software, net
Capitalized software consisted of the following (in thousands):

	As of
	January 31, 2016	January 31, 2015
Capitalized internal-use software development costs, net of accumulated amortization of $186,251 and $136,314, respectively	$123,065	$96,617
Acquired developed technology, net of accumulated amortization of $481,118 and $392,736, respectively	261,193	336,781
	$384,258	$433,398
Capitalized internal-use software amortization expense totaled $49.9 million, $35.7 million, $29.2 million for fiscal 2016, 2015 and 2014, respectively. Acquired developed technology amortization expense totaled $88.4 million, $98.4 million and $114.7 million for fiscal 2016, 2015 and 2014, respectively.
The Company capitalized $6.1 million, $5.3 million and $3.5 million of stock-based expenses related to capitalized internal-use software development and deferred professional services during fiscal 2016, 2015 and 2014, respectively.
Other Assets, net
Other assets consisted of the following (in thousands):

	As of
	January 31, 2016	January 31, 2015
Deferred income taxes, noncurrent, net	$15,986	$16,948
Long-term deposits	19,469	19,715
Purchased intangible assets, net of accumulated amortization of $212,248 and $130,968, respectively	258,580	329,971
Acquired intellectual property, net of accumulated amortization of $22,439 and $15,695, respectively	10,565	15,879
Customer contract asset	93	1,447
Other (1)	66,217	65,185
	$370,910	$449,145

(1)In April 2015, the FASB issued ASU 2015-03 which simplifies the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability rather than an asset. The Company retrospectively adopted this standard in fiscal 2017, which resulted in a reduction of $7.9 million and $11.1 million to Other as of January 31, 2016 and 2015, respectively.
Purchased intangible assets amortization expense for fiscal 2016, 2015 and 2014 was $81.3 million, $64.6 million, $37.6 million respectively. Acquired intellectual property amortization expense for fiscal 2016, 2015 and 2014 was $6.7 million, $5.0 million and $4.2 million, respectively.

Accounts Payable, Accrued Expenses and Other Liabilities
Accounts payable, accrued expenses and other liabilities consisted of the following (in thousands):

	As of
	January 31, 2016	January 31, 2015
Accounts payable	$71,481	$95,537
Accrued compensation	554,502	457,102
Accrued other liabilities	447,729	321,032
Accrued income and other taxes payable	205,781	184,844
Accrued professional costs	33,814	16,889
Customer liability, current (2)	6,558	13,084
Accrued rent	14,071	14,847
Financing obligation, building in progress-leased facility, current	15,402	0
	$1,349,338	$1,103,335

(2) Customer liability reflects the legal obligation to provide future services that are contractually committed to ExactTarget’s existing customers but unbilled as of the acquisition date in July 2013. As these services are invoiced, this balance will decrease and deferred revenue will increase.
Other Noncurrent Liabilities
Other noncurrent liabilities consisted of the following (in thousands):

	As of
	January 31, 2016	January 31, 2015
Deferred income taxes and income taxes payable	$85,996	$66,541
Customer liability, noncurrent	66	1,026
Financing obligation, building in progress-leased facility	196,711	125,289
Long-term lease liabilities and other	550,292	701,612
	$833,065	$894,468

8. Stockholders’ Equity
The Company maintains the following stock plans: the ESPP, the 2013 Equity Incentive Plan and the 2014 Inducement Equity Incentive Plan (the “2014 Inducement Plan”). The expiration of the 1999 Stock Option Plan (“1999 Plan”) in fiscal 2010 did not affect awards outstanding, which continue to be governed by the terms and conditions of the 1999 Plan.
On July 10, 2014, the Company adopted the 2014 Inducement Plan with a reserve of 335,000 shares of common stock for future issuance solely for the granting of inducement stock options and equity awards to new employees, including employees of acquired companies. In addition, approximately 319,000 shares of common stock that remained available for grant under the 2006 Inducement Equity Incentive Plan (the “Prior Inducement Plan”) as of July 9, 2014 were added to the 2014 Inducement Plan share reserve and the Prior Inducement Plan was terminated. Further, any shares of common stock subject to outstanding awards under the Prior Inducement Plan that expire, are forfeited, or are repurchased by the Company will also become available for future grant under the 2014 Inducement Plan. Termination of the Prior Inducement Plan did not affect the outstanding awards previously issued thereunder. The 2014 Inducement Plan was adopted without stockholder approval in reliance on the “employment inducement exemption” provided under the New York Stock Exchange Listed Company Manual.
In September 2011, the Company’s Board of Directors amended and restated the ESPP. In conjunction with the amendment of the ESPP, the Company’s Board of Directors determined that the offerings under the ESPP would commence, beginning with a twelve month offering period starting in December 2011. As of January 31, 2016, $37.5 million has been withheld on behalf of employees for future purchases under the ESPP and is recorded in accounts payable, accrued expenses and other liabilities. Employees purchased 3.0 million shares for $155.0 million and 3.3 million shares for $127.8 million, in fiscal 2016 and 2015, respectively, under the ESPP.
Prior to February 1, 2006, options issued under the Company’s stock option plans generally had a term of 10 years. From February 1, 2006 through July 3, 2013, options issued had a term of five years. After July 3, 2013, options issued have a term of seven years.
During fiscal 2016, the Company granted a performance-based restricted stock unit award to the Chairman of the Board and Chief Executive Officer subject to vesting based on a performance-based condition and a service-based condition. These performance-based restricted stock units will vest simultaneously if the performance condition is achieved.
Stock activity excluding the ESPP is as follows:

		Options Outstanding
	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of January 31, 2015	30,789,538	29,458,361	$44.36
Increase in shares authorized:
2013 Equity Incentive Plan	39,148,364	0	0.00
2014 Inducement Equity Incentive Plan	231,871	0	0.00
Options granted under all plans	(7,119,327)	7,119,327	78.85
Restricted stock activity	(15,905,661)	0	0.00
Performance restricted stock units	(411,471)	0	0.00
Stock grants to board and advisory board members	(192,298)	0	0.00
Exercised	0	(8,188,987)	35.53
Plan shares expired	(1,791,011)	0	0.00
Canceled	2,129,903	(2,129,903)	46.87
Balance as of January 31, 2016	46,879,908	26,258,798	$56.26	$386,893,769
Vested or expected to vest		23,956,184	$54.97	$375,375,548
Exercisable as of January 31, 2016		9,763,563	$41.99	$254,557,559
The total intrinsic value of the options exercised during fiscal 2016, 2015 and 2014 was $291.3 million, $250.3 million and $292.3 million respectively. The intrinsic value is the difference between the current market value of the stock and the exercise price of the stock option.
The weighted-average remaining contractual life of vested and expected to vest options is approximately 4.75 years.

As of January 31, 2016, options to purchase 9,763,563 shares were vested at a weighted average exercise price of $41.99 per share and had a remaining weighted-average contractual life of approximately 3.3 years. The total intrinsic value of these vested options as of January 31, 2016 was $254.6 million.
The following table summarizes information about stock options outstanding as of January 31, 2016:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$0.86 to $37.95	4,555,639	2.0	$29.18	3,838,627	$28.42
$38.03 to $52.14	2,556,681	2.3	39.94	1,826,462	39.62
$52.30	3,800,524	4.8	52.30	1,852,072	52.30
$53.60 to $57.79	1,466,601	5.4	55.29	459,196	55.31
$59.34	6,313,261	5.8	59.34	1,739,344	59.34
$59.37 to $77.86	1,925,609	6.2	68.04	47,862	63.07
$80.99	5,640,483	6.8	80.99	0	0.00
	26,258,798	4.9	$56.26	9,763,563	$41.99
Restricted stock activity is as follows:

	Restricted Stock Outstanding
	Outstanding	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of January 31, 2014	24,653,578	$0.001
Granted- restricted stock units and awards	11,170,913	0.001
Canceled	(3,174,976)	0.001
Vested and converted to shares	(9,505,507)	0.001
Balance as of January 31, 2015	23,144,008	$0.001
Granted- restricted stock units and awards	9,736,623	0.001
Granted- performance stock units	191,382	0.001
Canceled	(2,715,332)	0.001
Vested and converted to shares	(9,062,096)	0.001
Balance as of January 31, 2016	21,294,585	$0.001	$1,449,309,455
Expected to vest	17,846,945		$1,214,663,077
The restricted stock, which upon vesting entitles the holder to one share of common stock for each share of restricted stock, has an exercise price of $0.001 per share, which is equal to the par value of the Company’s common stock, and generally vests over 4 years.
The weighted-average grant date fair value of the restricted stock issued for fiscal 2016, 2015 and 2014 was $73.61,$58.89 and $46.99, respectively.

Common Stock
The following number of shares of common stock were reserved and available for future issuance at January 31, 2016:

Options outstanding	26,258,798
Restricted stock awards and units and performance stock units outstanding	21,294,585
Stock available for future grant:
2013 Equity Incentive Plan	46,233,360
2014 Inducement Equity Incentive Plan	646,548
2004 Employee Stock Purchase Plan	6,844,796
Convertible senior notes	17,308,880
Warrants	17,308,880
135,895,847
During fiscal years 2016, 2015 and 2014, certain board members received stock grants totaling 67,041 shares of common stock, 83,127 shares of common stock and 108,800 shares of common stock, respectively for board services pursuant to the terms described in the 2013 Plan and previously, the 2004 Outside Directors Stock Plan. The expense related to these awards, which was expensed immediately at the time of the issuance, totaled $4.8 million, $5.0 million and $4.5 million for fiscal 2016, 2015 and 2014, respectively.
Preferred Stock
The Company’s board of directors has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. The Company’s board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the Company’s common stock, diluting the voting power of its common stock, impairing the liquidation rights of its common stock, or delaying or preventing a change in control. The ability to issue preferred stock could delay or impede a change in control. As of January 31, 2016 and 2015, no shares of preferred stock were outstanding.
9. Income Taxes
Effective Tax Rate
The domestic and foreign components of income (loss) before provision for (benefit from) income taxes consisted of the following (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
Domestic	$(49,558)	$(211,253)	$(326,392)
Foreign	113,837	(1,832)	(31,543)
	$64,279	$(213,085)	$(357,935)

The provision for (benefit from) income taxes consisted of the following (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
Current:
Federal	$40,723	$893	$(10,431)
State	13,023	1,388	(245)
Foreign	57,347	50,493	39,784
Total	111,093	52,774	29,108
Deferred:
Federal	1,453	8,771	(128,798)
State	(426)	(10,830)	(22,012)
Foreign	(415)	(1,112)	(4,058)
Total	612	(3,171)	(154,868)
Provision for (benefit from) income taxes	$111,705	$49,603	$(125,760)
Prior to the adoption of ASU 2016-09 in fiscal 2017, the Company recorded net tax benefits that resulted from allocating certain tax effects related to exercises of stock options and vesting of restricted stock directly to stockholders’ equity in the amount of $59.5 million, $7.7 million and $8.1 million for fiscal 2016, 2015 and 2014, respectively.
In fiscal 2016, the Company recorded income taxes in profitable jurisdictions outside the United States and current tax expense in the United States. The Company had U.S. current tax expense as a result of taxable income before considering certain excess tax benefits from stock options and vesting of restricted stock. In fiscal 2015, the Company recorded income taxes in profitable jurisdictions outside the United States, which was partially offset by tax benefits from current year losses incurred by ExactTarget in certain state jurisdictions. In fiscal 2014, the Company recorded a partial release of its valuation allowance primarily in connection with the acquisition of ExactTarget. Due to the ExactTarget acquisition, a deferred tax liability was recorded for the book-tax basis difference related to purchased intangibles. The net deferred tax liability from acquisitions provided an additional source of income to support the realizability of the Company’s pre-existing deferred tax assets and as a result, the Company released a portion of its valuation allowance and recorded a tax benefit of $143.1 million.
A reconciliation of income taxes at the statutory federal income tax rate to the provision for (benefit from) income taxes included in the accompanying consolidated statements of operations is as follows (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
U.S. federal taxes at statutory rate	$22,498	$(74,580)	$(125,277)
State, net of the federal benefit	(5,260)	(5,332)	(10,780)
Foreign taxes in excess of the U.S. statutory rate	(25,780)	29,880	33,412
Change in valuation allowance	139,565	100,143	(25,048)
Tax credits	(48,943)	(28,056)	(22,293)
Non-deductible expenses	26,841	26,224	21,407
Tax expense/(benefit) from acquisitions	1,584	2,341	1,811
Other, net	1,200	(1,017)	1,008
Provision for (benefit from) income taxes	$111,705	$49,603	$(125,760)

In December 2015, the U.S Tax Court ("Tax Court") formally entered its decision in Altera Corporation's ("Altera") litigation with the Internal Revenue Service ("IRS"). The litigation relates to the treatment of stock-based compensation expense in an inter-company cost-sharing arrangement with Altera's foreign subsidiary. In its opinion, the Tax Court accepted Altera's position of excluding stock-based compensation from its inter-company cost-sharing arrangement. However, the IRS appealed the Tax Court's decision on February 19, 2016. The Company will continue to monitor this matter and the related potential impacts to its financial statements. During the third quarter of fiscal 2016, the Company amended its inter-company cost-sharing arrangement to exclude stock-based compensation expense beginning in fiscal 2016 and accordingly, the Company recognized the related tax benefit through its tax provision. The Company also recorded a tax benefit of $30.4 million related to the Company's historical tax filing position, which was offset by the valuation allowance. In the above reconciliation, most of the Altera related tax benefit was reflected in the foreign taxes in excess of the U.S. statutory rate, which was partially offset by the change in valuation allowance.
In December 2015, the Protecting Americans from Tax Hikes (PATH) Act of 2015 was signed into law, which made permanent several business-related provisions such as the research tax credit for qualifying amounts paid or incurred after December 31, 2014, and extended other expired provisions including bonus depreciation. While the retroactive benefit of the research tax credits was fully offset by an increase of the Company's valuation allowance in fiscal 2016 tax provision, the bonus depreciation election reduced the Company's taxable income before considering certain excess tax benefits from stock options and vesting of restricted stock, which correspondingly reduced U.S current tax expense by $18.9 million.
In December 2014, the Tax Increase Prevention Act of 2014 was signed into law, which retroactively renewed expired provisions including research and development tax credits through the end of calendar year 2014. The enacted law change did not impact the Company's fiscal 2015 tax provision as the retroactive benefit of the research tax credits was fully offset by an increase in valuation allowance.
The Company receives certain tax incentives in Switzerland and Singapore in the form of reduced tax rates. The tax reduction program in Switzerland expired in fiscal 2015, and the program in Singapore expired in fiscal 2016.
Deferred Income Taxes
Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	As of January 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$260,015	$252,858
Deferred stock-based expense	89,532	96,753
Tax credits	211,997	152,715
Deferred rent expense	49,790	58,849
Accrued liabilities	122,950	92,506
Deferred revenue	14,261	15,664
Basis difference on strategic and other investments	26,202	24,637
Financing obligation	127,198	84,095
Deferred cost sharing adjustment	30,351	0
Other	22,845	20,017
Total deferred tax assets	955,141	798,094
Less valuation allowance	(439,971)	(293,097)
Deferred tax assets, net of valuation allowance	515,170	504,997
Deferred tax liabilities:
Deferred commissions	(121,071)	(107,197)
Purchased intangibles	(160,200)	(213,920)
Unrealized gains on investments	(2,858)	(1,793)
Depreciation and amortization	(224,435)	(171,908)
Other	(2,207)	(3,157)
Total deferred tax liabilities	(510,771)	(497,975)
Net deferred tax assets	$4,399	$7,022
At January 31, 2016, for federal income tax purposes, the Company had net operating loss carryforwards of approximately $2.3 billion, which expire in fiscal 2021 through fiscal 2036, federal research and development tax credits of approximately $146.3 million, which expire in fiscal 2020 through fiscal 2036, foreign tax credits of approximately $26.8 million, which expire in fiscal 2019 through fiscal 2026, and minimum tax credits of $0.7 million, which have no expiration date. For California income tax purposes, the Company had net operating loss carryforwards of approximately $845.0 million which expire beginning in fiscal 2017 through fiscal 2036, California research and development tax credits of approximately $124.2 million, which do not expire, and $9.5 million of enterprise zone tax credits, which expire in fiscal 2025. For other states income tax purposes, the Company had net operating loss carryforwards of approximately $1.1 billion which expire beginning in fiscal 2017 through fiscal 2036 and tax credits of approximately $11.1 million, which expire beginning in fiscal 2021 through fiscal 2026. Utilization of the Company’s net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization.

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some or all of its deferred tax assets will not be realized. The Company evaluates and weighs all available positive and negative evidence such as historic results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax-planning strategies. Generally, more weight is given to objectively verifiable evidence, such as the cumulative loss in recent years. The Company recorded a valuation allowance as it considered its cumulative loss in recent years as a significant piece of negative evidence that is difficult to overcome. During fiscal 2016, the valuation allowance increased by $146.9 million, primarily due to federal and state research tax credits and other U.S deferred tax assets. The Company will continue to assess the realizability of the deferred tax assets in each of the applicable jurisdictions going forward.
Prior to the adoption of ASU 2016-09 in fiscal 2017, the excess tax benefits associated with stock option exercises were recorded directly to stockholders’ equity only when such benefits were realized following the tax law ordering approach. As a result, the excess tax benefits included in net operating loss carryforwards that were not reflected in deferred tax assets for fiscal 2016 and 2015 were $623.2 million and $527.2 million, respectively.
Tax Benefits Related to Stock-Based Expense
The total income tax benefit related to stock-based awards was $180.2 million, $170.8 million and $147.8 million for fiscal 2016, 2015 and 2014, respectively, the majority of which was not recognized as a result of the valuation allowance.
Unrecognized Tax Benefits and Other Considerations
The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions throughout the world. Certain prior year tax returns are currently being examined by various taxing authorities in countries including the United States, Switzerland and the United Kingdom. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on the technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company had gross unrecognized tax benefits of $172.7 million, $146.2 million, and $102.3 million as of January 31, 2016, 2015 and 2014 respectively.
A reconciliation of the beginning and ending balance of total unrecognized tax benefits for fiscal years 2016, 2015 and 2014 is as follows (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
Balance as of February 1,	$146,188	$102,275	$75,144
Tax positions taken in prior period:
Gross increases	7,456	17,938	8,420
Gross decreases	(7,264)	(1,967)	(4,466)
Tax positions taken in current period:
Gross increases	38,978	34,226	27,952
Settlements	(8,684)	0	0
Lapse of statute of limitations	(781)	(1,224)	(5,205)
Currency translation effect	(3,152)	(5,060)	430
Balance as of January 31,	$172,741	$146,188	$102,275

For fiscal 2016, 2015 and 2014 total unrecognized tax benefits in an amount of $56.2 million, $44.6 million and $34.9 million, respectively, if recognized, would reduce income tax expense and the Company’s effective tax rate after considering the impact of the change in valuation allowance in the U.S.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the income tax provision. The Company accrued penalties and interest in the amount of $1.3 million, $1.3 million and $0.6 million in income tax expense during fiscal 2016, 2015 and 2014, respectively. The balance in the non-current income tax payable related to penalties and interest was $6.3 million, $4.6 million and $3.3 million as of January 31, 2016, 2015 and 2014, respectively.
The Company has operations and taxable presence in multiple jurisdictions in the U.S. and outside of the U.S. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions around the world. The Company currently considers U.S. federal and state, Canada, Japan, Australia, Germany, France and the United Kingdom to be major tax jurisdictions. The Company’s U.S. federal and state tax returns since February 1999, which was the inception of the Company, remain open to examination. With some exceptions, tax years prior to fiscal 2008 in jurisdictions outside of U.S. are generally closed. However, in Japan and United Kingdom, the Company is no longer subject to examinations for years prior to fiscal 2014 and fiscal 2011, respectively.
The Company is currently under audit by the U.S. Internal Revenue Service and California Franchise Tax Board for fiscal 2011 to 2012 and fiscal 2009 to 2010, respectively. Additionally, examinations are conducted in other international jurisdictions, including Switzerland and the United Kingdom. During fiscal 2016, the Company completed examinations or effectively settled on tax positions with various taxing authorities and accordingly, decreased unrecognized tax benefits by $8.7 million resulting from settlements. The Company regularly evaluates its uncertain tax positions and the likelihood of outcomes from these tax examinations. Significant judgment and estimates are necessary in the determination of income tax reserves. The Company believes that it has provided adequate reserves for its income tax uncertainties. However, the outcome of the tax audits cannot be predicted with certainty. If any issues addressed in the Company's tax audits are resolved in a manner inconsistent with management's expectations, the Company could adjust its provision for income taxes in the future. In the next twelve months, as some of these ongoing examinations are completed and tax positions in these tax years meet the conditions of being effectively settled, the Company anticipates it is reasonably possible that a decrease of unrecognized tax benefits up to approximately $15 million may occur.
10. Earnings/Loss Per Share
Basic earnings/loss per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the fiscal period. Diluted earnings/loss per share is computed by giving effect to all potential weighted average dilutive common stock, including options, restricted stock units, warrants and the convertible senior notes. The dilutive effect of outstanding awards and convertible securities is reflected in diluted earnings per share by application of the treasury stock method. Diluted loss per share for fiscal 2016, 2015 and 2014 are the same as basic loss per share as there is a net loss in these periods and inclusion of potentially issuable shares is anti-dilutive.
A reconciliation of the denominator used in the calculation of basic and diluted loss per share is as follows (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
Numerator:
Net loss	$(47,426)	$(262,688)	$(232,175)
Denominator:
Weighted-average shares outstanding for basic loss per share	661,647	624,148	597,613
Effect of dilutive securities:
Convertible senior notes	0	0	0
Employee stock awards	0	0	0
Warrants	0	0	0
Adjusted weighted-average shares outstanding and assumed conversions for diluted loss per share	661,647	624,148	597,613
The weighted-average number of shares outstanding used in the computation of basic and diluted earnings/loss per share does not include the effect of the following potential outstanding common stock. The effects of these potentially outstanding shares were not included in the calculation of diluted earnings/loss per share because the effect would have been anti-dilutive (in thousands):

	Fiscal Year Ended January 31,
	2016	2015	2014
Employee Stock awards	26,615	22,157	19,664
Convertible senior notes	17,309	25,953	43,965
Warrants	17,309	37,517	44,253
11. Commitments
Letters of Credit
As of January 31, 2016, the Company had a total of $81.9 million in letters of credit outstanding substantially in favor of certain landlords for office space. These letters of credit renew annually and expire at various dates through December 2030.
Leases
The Company leases facilities space and certain fixed assets under non-cancelable operating and capital leases with various expiration dates.
As of January 31, 2016, the future minimum lease payments under non-cancelable operating and capital leases are as follows (in thousands):

	Capital Leases	Operating Leases	Financing Obligation, Building in Progress-Leased Facility(1)
Fiscal Period:
Fiscal 2017	$118,820	$356,527	$16,877
Fiscal 2018	122,467	319,878	21,107
Fiscal 2019	115,581	251,649	21,551
Fiscal 2020	201,543	202,514	21,995
Fiscal 2021	0	189,430	22,440
Thereafter	0	998,849	230,077
Total minimum lease payments	558,411	$2,318,847	$334,047
Less: amount representing interest	(60,207)
Present value of capital lease obligations	$498,204
______________
(1) Total Financing Obligation, Building in Progress-Leased Facility noted above represents the total obligation on the lease agreement noted in Note 3 “Property and Equipment” and includes $196.7 million that was recorded to Financing obligation, building in progress-leased facility, which is included in Other noncurrent liabilities on the balance sheet.
The Company’s agreements for the facilities and certain services provide the Company with the option to renew. The Company’s future contractual obligations would change if the Company exercised these options.
The terms of the lease agreements provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Of the total operating lease commitment balance of $2.3 billion, approximately $2.0 billion is related to facilities space. The remaining commitment amount is related to computer equipment and furniture and fixtures.
Rent expense for fiscal 2016, 2015 and 2014 was $174.6 million, $162.8 million and $123.6 million, respectively.
12. Employee Benefit Plan
The Company has a 401(k) plan covering all eligible employees in the United States and Canada. Since January 1, 2006, the Company has been contributing to the plan. Total Company contributions during fiscal 2016, 2015 and 2014, were $45.6 million, $38.1 million and $27.9 million, respectively.

13. Legal Proceedings and Claims
In the ordinary course of business, the Company is or may be involved in various legal proceedings and claims related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, class actions, wage and hour, and other claims. The Company has been, and may in the future be, put on notice and/or sued by third parties for alleged infringement of their proprietary rights, including patent infringement.

In July 2015, the Company and certain of its current and former directors were named as defendants in a purported shareholder derivative action in the Superior Court for the State of California, County of San Francisco. The plaintiff filed an amended version of this derivative complaint in November 2015. The derivative complaint alleged that excessive compensation was paid to such directors for their service and included allegations of breach of fiduciary duty and unjust enrichment, and sought restitution and disgorgement of a portion of the directors' compensation as well as reform of a Company equity plan. Because the complaint was derivative in nature, it did not seek monetary damages from the Company. In February 2016, the parties agreed to dismiss the complaint with prejudice as to the plaintiff and submitted a stipulation to that effect to the Court. In March 2016, the Court entered the order of dismissal. Neither the Company nor the individual defendants paid any consideration to the plaintiff.
During fiscal 2015, the Company received a communication from a large technology company alleging that the Company infringed certain of its patents.  The Company continues to analyze this claim and no litigation has been filed to date.  There can be no assurance that this claim will not lead to litigation in the future.  The resolution of this claim is not expected to have a material adverse effect on the Company's financial condition, but it could be material to operating results or cash flows or both of a particular quarter.
In general, the resolution of a legal matter could prevent the Company from offering its service to others, could be material to the Company’s financial condition or cash flows, or both, or could otherwise adversely affect the Company’s operating results.
The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. In management’s opinion, resolution of all current matters is not expected to have a material adverse impact on the Company’s consolidated results of operations, cash flows or financial position. However, depending on the nature and timing of any such dispute, an unfavorable resolution of a matter could materially affect the Company’s future results of operations or cash flows, or both, of a particular quarter.
14. Related-Party Transactions

In January 1999, the Salesforce.com Foundation, also referred to as the Foundation, was chartered on an idea of leveraging the Company’s people, technology, and resources to help improve communities around the world. The Company calls this integrated philanthropic approach the 1-1-1 model. Beginning in 2008, Salesforce.org, which is a non-profit public benefit corporation, was established to resell the Company's services to nonprofit organizations and certain higher education organizations.

The Company’s chairman is the chairman of both the Foundation and Salesforce.org. The Company’s chairman holds one of the three Foundation board seats. The Company’s chairman, one of the Company’s employees and one of the Company’s board members hold three of Salesforce.org’s nine board seats. The Company does not control the Foundation’s or Salesforce.org's activities, and accordingly, the Company does not consolidate either of the related entities' statement of activities with its financial results.

Since the Foundation’s and Salesforce.org’s inception, the Company has provided at no charge certain resources to those entities' employees such as office space, furniture, equipment, facilities, services, and other resources. The value of these items was approximately $1.2 million for the fiscal year 2016.

The resource sharing agreement was amended in August 2015 to include resources outside of the United States and is more explicit about the types of resources that the Company will provide.

Additionally, the Company has donated subscriptions of the Company’s services to other qualified non-profit organizations. The Company also allows Salesforce.org to resell the Company’s service to non-profit organizations and certain higher education entities. The Company does not charge Salesforce.org for these subscriptions, therefore revenue from subscriptions provided to non-profit organizations is donated back to the community through charitable grants made by the

Foundation and Salesforce.org. The reseller agreement was amended in August 2015 to include additional customer segments and certain customers outside the U.S. and was amended in October 2015 to add an addendum with model clauses for the processing of personal data transferred from the European Economic Area. The value of the subscriptions pursuant to reseller agreements was approximately $69.9 million for the fiscal year 2016. The Company plans to continue these programs.
15. Subsequent Events

In February 2016, the Company acquired the outstanding stock of SteelBrick, Inc. (“SteelBrick”), a next generation quote-to-cash platform, delivered 100 percent natively on the Salesforce platform, that offers apps for automating the entire deal close process-from generating quotes and configuring orders to collecting cash. The Company acquired SteelBrick for its employees and product offerings. Beginning with fiscal quarter ended April 30, 2016, the Company will include the financial results of SteelBrick in its condensed consolidated financial statements from the date of the acquisition. The total estimated consideration for SteelBrick was over $300.0 million and primarily in shares.

In February 2016, the Company entered into an agreement to sublease additional office space. The amounts associated with the agreement will be approximately $311.0 million over the approximately 12 year term of the agreement, beginning in the Company's first quarter of fiscal 2018.
16. Selected Quarterly Financial Data (Unaudited)
Selected summarized quarterly financial information for fiscal 2016 and 2015 is as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
	(in thousands, except per share data)
Fiscal 2016
Revenues	$1,511,167	$1,634,684	$1,711,967	$1,809,398	$6,667,216
Gross profit	1,129,365	1,229,300	1,288,284	1,365,719	5,012,668
Income from operations	31,105	19,824	43,434	20,560	114,923
Net income (loss)	$4,092	$(852)	$(25,157)	$(25,509)	$(47,426)
Basic net income (loss) per share	$0.01	$0.00	$(0.04)	$(0.04)	$(0.07)
Diluted net income (loss) per share	$0.01	$0.00	$(0.04)	$(0.04)	$(0.07)
Fiscal 2015
Revenues	$1,226,772	$1,318,551	$1,383,655	$1,444,608	$5,373,586
Gross profit	934,467	1,010,720	1,050,444	1,088,685	4,084,316
Loss from operations	(55,341)	(33,434)	(22,042)	(34,816)	(145,633)
Net loss	$(96,911)	$(61,088)	$(38,924)	$(65,765)	$(262,688)
Basic net loss per share	$(0.16)	$(0.10)	$(0.06)	$(0.10)	$(0.42)
Diluted net loss per share	$(0.16)	$(0.10)	$(0.06)	$(0.10)	$(0.42)